Exhibit 32.2
Certification

Pursuant to 18 U.S.C. §1350, the undersigned officer of Madison Square Garden Entertainment Corp. (the “Company”), hereby certifies, to such officer’s knowledge, that the Company’s Quarterly Report on Form 10-Q for the Quarter ended December 31, 2023 (the “Report”) fully complies with the requirements of §13(a) or §15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 7, 2024

/s/ PHILIP D'AMBROSIO
Philip D'Ambrosio
Executive Vice President and Treasurer (Principal Financial Officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Report or as a separate disclosure document.